Exhibit (8)(k)(v)

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

(UBS Select 100% US Treasury Preferred Fund

UBS Select 100% US Treasury Institutional Fund)

UBS SERIES FUNDS

787 Seventh Avenue

New York, New York 10019

Dated as of March 8, 2024

UBS Asset Management (Americas) LLC

787 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

1. UBS Select 100% US Treasury Preferred Fund and UBS Select 100% US Treasury Institutional Fund (each, a “Fund” and together, the “Funds”) are series of UBS Series Funds, a Delaware statutory trust (the “Trust”). Operating expenses of the Funds are annual rates expressed as a percentage of average daily net assets.

2. UBS Asset Management (Americas) LLC (“UBS AM”) hereby agrees that UBS AM will waive a portion of the administration fees payable to it by each Fund and/or reimburse each Fund for its other operating expenses to the extent that the aggregate operating expenses of the Fund through March 11, 2025, otherwise would exceed (i) 0.14% with respect to UBS Select 100% US Treasury Preferred Fund; and (ii) 0.18% with respect to UBS Select 100% US Treasury Institutional Fund (the “Maximum Permitted Rate”).

3. UBS AM further agrees that it will continue the applicable fee waivers and/or expense reimbursements under Paragraph 2 above until the later of March 11, 2025, or the date on which the Funds’ prospectuses are updated to reflect superseding waiver/reimbursement arrangements, if any, or the termination thereof.

4. The Maximum Permitted Rate of the Funds do not include any expenses attributable to (1) dividend expense, borrowing costs, and interest expense relating to short sales and (2) investments in other investment companies, interest, taxes, brokerage commissions, expenses related to shareholders’ meetings and extraordinary expenses, and UBS AM is not obligated to waive fees or reimburse operating expenses to the extent that the Funds’ aggregate operating expenses exceed the Maximum Permitted Rate because of the aforesaid.

5. The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay to UBS AM the fee waivers/expense reimbursements made by it pursuant to Paragraph 2. UBS AM may waive the right to be repaid such fee waivers/expense reimbursements, as agreed between the Trust and UBS AM from time to time. Such repayment shall be made only out of assets of the Funds for which a fee waiver/expense reimbursement was made. In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which UBS AM waived fees or reimbursed a Fund for its operating expenses under this Agreement without causing the aggregate operating expenses of a Fund during a year in which such repayment is made to exceed the lesser of any applicable expense limit that is in place for a Fund (i) at the time of the waiver or reimbursement, or (ii) at the time of recoupment. The Trust agrees to furnish or otherwise make available to UBS AM such copies of its financial statements, reports, and other information relating to its business and affairs as UBS AM may, at any time or from time to time, reasonably request in connection with this Agreement.

6. This Agreement shall terminate automatically upon the termination of the administration agreement between UBS AM and the Trust with respect to a Fund; provided, however, that the Funds’ obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

7. UBS AM understands that it shall look only to the assets of the Fund for performance of this Agreement and for payment of any claim each may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

8. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 7 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. This Agreement may be signed in counterpart. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If each of you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS Series Funds, on behalf of UBS Select 100% US Treasury Preferred Fund and UBS Select 100% US Treasury Institutional Fund.

By:	/s/ Joanne Kilkeary	By:	/s/ Mark E. Carver
Name:	Joanne Kilkeary	Name:	Mark E. Carver
Title:	VP & Treasurer	Title:	President

The foregoing Agreement is hereby accepted as of March 8, 2024.

UBS Asset Management (Americas) LLC

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name:	Eric Sanders	Name:	Keith A. Weller
Title:	Director and Associate General Counsel	Title:	Executive Director and Deputy General Counsel

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